Exhibit 99.1 NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Record Revenues Results in 46% Increase
- Reports 5th Consecutive Quarter of Net Earnings -

San Antonio, Texas - March 14, 2008 - ATSI Communications, Inc. (OTCBB:ATSX) today announced financial results for the second fiscal quarter ended January 31, 2008, a 46% increase over the same period of the prior year.

Second Quarter Financial Highlights:

-
46% year-over-year revenue growth from $7.0 million to $10.3 million driven by a 41% increase in VoIP carrier services traffic from approximately 99 million minutes of voice traffic during the quarter ended January 31, 2007 to approximately 139 million minutes of voice traffic during the quarter ended January 31, 2008.

-	Record gross profit of $765,000
-	7th consecutive quarter of positive cash flow from operations
-	5th consecutive quarter of net positive earnings per share on total net income to common stockholders of $79,000
-	Record Non- GAAP net income of $257,000

“We are in the midst of another strong year with great momentum heading into the second half of 2008,” said Arthur L. Smith, Chief Executive Officer at ATSI Communications. “In addition, our business economics continue to improve. During the quarter we secured a $3 million financing agreement with Wells Fargo Business Credit, a division of Wells Fargo Bank, N.A. The accounts receivable financing arrangement with Wells Fargo provides ATSI with a consistent source of flexible, low-cost financing to fund the Company’s growth initiatives in its global VoIP business.”

Financial Results

Total revenues were $10.3 million compared to $7.0 million in the first quarter of 2006. This 46% year-over-year increase in revenues is primarily attributable to a 41% year-over-year increase in voice traffic. Gross profit was $765,000 during the quarter ended January 31, 2008, compared to $564,000 during the second quarter last year. Non-GAAP net income to common stockholders for the second fiscal quarter of 2008 was $257,000 compared to a non-GAAP net income to common stockholders of $194,000 in last year’s second fiscal quarter. The Company incurred $178,000 in net non-cash expenses during the quarter ended January 31, 2008 vs. $36,000 (net of a $192,000 non-cash preferred dividend benefit) during the quarter ended January 31, 2007. Non-cash expenses incurred during the period include depreciation, amortization, interest, stock compensation and preferred dividends.

Arthur L. Smith, CEO of ATSI further stated, “Our second fiscal quarter was a record quarter for ATSI in almost every metric we utilize to measure the performance of our business. We continued expansion of our sales team during the 2nd quarter to drive future growth while developing a proprietary billing and operational support system to further facilitate a scalable business model.” Mr. Smith added, “I commend our team for delivering on the objective of improving gross profit while controlling expenses that to date has resulted in exceeding the Company’s business plan for fiscal year 2008.”

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principals, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of ATSI’s on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors.

Net income before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net loss reported in accordance with GAAP to net loss before non-cash items.

About ATSI Communications, Inc.

ATSI Communications, Inc. operates through its two wholly owned subsidiaries, Digerati Networks, Inc. and Telefamilia Communications, Inc. Digerati Networks, Inc. is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NexTone powered VoIP network, ATSI believes it has clear advantages over its competition. Telefamilia Communications provides specialized retail communication services that include VoIP services to the high-growth Hispanic market in the United States. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended January 31,
	2008	2007
OPERATING REVENUES:
Carrier services	$10,285	$7,046
Communication services	24	27
Total operating revenues	10,309	7,073

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization, shown below)	9,544	6,509
Selling, general and administrative expense (exclusive of legal and professional fees)	538	380
Legal and professional fees	65	59
Bad debt expense	21	25
Depreciation and amortization expense	38	21
Total operating expenses	10,206	6,994

OPERATING INCOME	103	79

OTHER INCOME (EXPENSE):
Debt forgiveness income	-	-
Interest income (expense)	(24)	(41)
Total other income (expense), net	(24)	(41)

NET INCOME	79	38

LESS: PREFERRED DIVIDEND	-	(19)
ADD: REVERSAL OF PREVIOUSLY RECORDED PREFERRED DIVIDEND	-	211

NET INCOME TO COMMON STOCKHOLDERS	$79	$230

BASIC INCOME PER SHARE:	$0.00	$0.01
DILUTED INCOME PER SHARE	$0.00	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	39,134,394	19,962,710
DILUTED COMMON SHARES OUTSTANDING	39,522,972	32,420,096

NET INCOME TO COMMON STOCKHOLDERS, as reported:	$79	$230

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash issuance of common stock and warrants for services	10	14
Non-cash stock-based compensation, employees	85	55
Bad debt expense	21	25
Depreciation and amortization	38	21
Interest expense	24	41
MINUS:
Debt forgiveness income	-	-
Preferred dividend	-	192

NET INCOME TO COMMON STOCKHOLDERS
EXCLUDING NON-CASH ITEMS:	$257	$194